EXHIBIT 99.1



[American Medical Security Group, Inc. Logo]

                                                                  P.O. Box 19032
                                                        Green Bay, WI 54307-9032

                                                   FOR MORE INFORMATION CONTACT:
 NEWS RELEASE                                                       Cliff Bowers
 for Immediate Release                                            Vice President
                                                        Corporate Communications
                                                                   (920)661-2766



               AMERICAN MEDICAL SECURITY GROUP TO CHALLENGE ORDER
                       BY FLORIDA DEPARTMENT OF INSURANCE

        GREEN BAY, Wis. - July 24, 2002 - American Medical Security Group, Inc. (NYSE:AMZ)(AMS) announced that it has received a final order from the Florida Department of Insurance, dated today, stating the Department's intention to suspend the company's license to operate in that state for one year. AMS received the order just prior to the close of markets today.

        AMS will immediately file a notice of appeal with the First District Court of Appeals for the State of Florida and tomorrow will request an expedited court directive to stay the order.

        In April 2002, in administrative proceedings on the same matter, an administrative law judge found in favor of AMS on all issues and recommended that all counts of the complaint filed by the Department in May 2000 be dismissed. The May 2000 complaint challenged certain of the company's rating and other practices in Florida.

        The Florida Insurance Department's final order today affirmed the recommendations from the judge with respect to six of eight counts. However, the Department reversed the judge's finding that tier rating does not violate state law, and on that basis ordered the suspension of the company's license for one year.

        The Department's order specifically permits the company to continue to renew its existing business in Florida.

                                     Ad One

        Timothy J. Moore, AMS Senior Vice President and General Counsel, stated that the company has excellent grounds for appeal. "We anticipate a complete reversal of this order on appeal," Moore said. "This order represents an abuse of regulatory discretion in which the department overstepped its authority.

        "We made a number of good faith efforts to communicate with the Department and find common ground for settlement. While our rating procedures are wholly lawful and appropriate, we were prepared to change them to something more acceptable to the regulator. Unfortunately, our efforts were rebuffed," Moore said.

        "While we disagree with the ruling by the Florida Department of Insurance, our operating performance remains strong and our operating strategy which has resulted in continued earnings growth remains unchanged," said Samuel
V. Miller, AMS Chairman, President & Chief Executive Officer. "We do not anticipate that this ruling will have a material impact on our earnings for 2002 or 2003."

        Miller said the company now must consider all of its options related to its business in Florida.

                                      # # #

                                        2